Exhibit 3.189

State of Delaware Secretary of State Division of Corporations Delivered 12:16 PM 06/24/2010 FILED 12:10 PM 06/24/2010 SRV 100687044 – 4840509 FILE

CERTIFICATE OF FORMATION
OF

RELIANT ENERGY NORTHEAST LLC

1.                                            Name:  The name of the limited liability company is Reliant Energy Northeast LLC.

2.                                            Registered Office:  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.                                            Organizer:  The name and address of the sole organizer of the limited liability company is Lynne Przychodzki, NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Reliant Energy Northeast LLC this 24th day of June, 2010.

/s/ Lynne Przychodzki
Lynne Przychodzki
Authorized Person